Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
612-761-6735

Cathy Wright (financial media)
612-761-6627 or 312-781-2979

Carolyn Brookter (media)
612-696-6557

TARGET CORPORATION TO SELL MERVYN’S

MINNEAPOLIS, July 29, 2004 — Target Corporation announced today that it has reached definitive agreements to sell its Mervyn’s business unit to an investment consortium for an aggregate consideration of approximately $1.65 billion in cash. Mervyn’s is a promotional, middle-market department store, based in the San Francisco Bay area with 257 stores in 13 states, primarily in the west and south. In 2003, Mervyn’s generated $3.6 billion in revenue and $160 million in pretax segment profit.

Under the terms of the agreements, Target Corporation will sell its Mervyn’s retail subsidiary, including 257 Mervyn’s stores and four distribution centers, to an investment consortium including Sun Capital Partners, Inc., Cerberus Capital Management, L.P., Lubert-Adler/ Klaff and Partners, L.P.. Additionally, Target Corporation will sell Mervyn’s credit card receivables, totaling approximately $475 million, to GE Consumer Finance, a unit of General Electric Company. Mervyn’s will continue to operate from its headquarters in Hayward, California as an independent company.

The transaction is subject to regulatory approval and is expected to be completed shortly after approval is obtained. The sale is expected to result in an estimated gain in the range of $270 million pre-tax, or approximately $0.18 per share, in the third quarter.

Bob Ulrich, chairman and chief executive officer of Target Corporation, said, “We believe that the sale of Mervyn’s as an ongoing business reflects our long-term commitment to create substantial value for our shareholders over time and enhances the opportunity for all of our stakeholders, including our team members, guests and communities, to enjoy continued success for many years.”

Sun Capital Partners, Inc. is a private investment firm with more than $1 billion of capital under management. With this transaction, Mervyn’s becomes the most recent addition to Sun Capital’s extensive portfolio of retail investments which include Sam Goody, SunCoast, Media Play, Anchor Blue, Wicke’s Furniture, and Bruegger’s Bagels, among others.

Headquartered in New York City, Cerberus Capital Management, L.P. and its affiliated entities manage funds and accounts with capital in excess of $14 billion.

Lubert-Adler Management, Inc. manages four funds with $2.5 billion in equity capital under management and makes real estate investments in retail businesses through its joint venture with Klaff Realty, L.P..

A pre-recorded message describing all information that is currently available will be accessible later this evening by calling 612-761-6500. A transcript of this pre-recorded message is also available on our web site at www.targetcorp.com (Click on “investor information,” then select “presentations”).

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

Following the completion of the sale transactions for both Mervyn’s and Marshall Field’s, Target Corporation will continue to operate Target Stores, a large-store, general-merchandise, discount format, currently consisting of 1,272 stores in 47 states, as well as an on-line business called Target.com.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.